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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 8)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
June 13, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,685,025 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,685,025 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,685,025 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,685,025 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,685,025 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,685,025 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	23.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,376,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,376,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,376,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 3,180,300 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 3,180,300 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 3,180,300 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	13.3%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,685,025	23.8%
RS Investment Mgmt, L.P.		5,685,025	23.8%
RS Growth Group LLC			1,376,800	 5.8%
RS Diversified Growth Fund		3,180,300	13.3%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,934,512 shares of Common Stock of the Issuer outstanding as of May 10, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,685,025 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,685,025 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,376,800 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 3,180,300 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		       DATE          SHARES     NET TRADE  TYPE

Sub-advised acct   05/13/2002      900         4576     open mkt purchase
Sub-advised acct   05/13/2002    20500       105165     open mkt purchase
DGF                05/13/2002      500         2542     open mkt purchase
DGF                05/13/2002    13700        70281     open mkt purchase
RS acct            05/13/2002      800         4104     open mkt purchase
Sub-advised acct   05/16/2002      100          507     open mkt purchase
Sub-advised acct   05/17/2002    10000        51900     open mkt purchase
Sub-advised acct   05/17/2002     5000        25950     open mkt purchase
DGF                05/17/2002    15000        77850     open mkt purchase
Sub-advised acct   05/20/2002      400         2072     open mkt purchase
Sub-advised acct   05/20/2002     1100         5699     open mkt purchase
DGF                05/20/2002     4000        20724     open mkt purchase
Sub-advised acct   05/21/2002     7800        39390     open mkt purchase
Sep acct           05/21/2002     2300        11615     open mkt purchase
Sub-advised acct   05/21/2002     4200        21210     open mkt purchase
DGF                05/21/2002    20600       104030     open mkt purchase
RS acct            05/21/2002      100          505     open mkt purchase
Sub-advised acct   05/23/2002     4000        20215     open mkt purchase
Sep acct           05/23/2002      800         4043     open mkt purchase
Sub-advised acct   05/23/2002     7100        35882     open mkt purchase
Sub-advised acct   05/23/2002     1500         7581     open mkt purchase
DGF                05/23/2002    19600        99054     open mkt purchase
Sub-advised acct   05/24/2002     1700         8613     open mkt purchase
Sep acct           05/24/2002      300         1520     open mkt purchase
Sub-advised acct   05/24/2002     2900        14692     open mkt purchase
Sub-advised acct   05/24/2002      600         3040     open mkt purchase
DGF                05/24/2002     8000        40530     open mkt purchase
Sub-advised acct   05/29/2002     3500        17115     open mkt purchase
Sub-advised acct   05/29/2002     2200        11117     open mkt purchase
Sub-advised acct   05/29/2002     1700         8591     open mkt purchase
Sub-advised acct   05/29/2002     2600        12714     open mkt purchase
DGF                05/29/2002    34500       168705     open mkt purchase
DGF                05/29/2002    22100       111678     open mkt purchase
RS acct            05/29/2002     1600         7824     open mkt purchase
RS acct            05/29/2002     1000         5053     open mkt purchase
RS acct            05/29/2002     1700         8313     open mkt purchase
RS acct            05/29/2002     1100         5559     open mkt purchase
Sub-advised acct   05/30/2002     2300        11624     open mkt purchase
Sub-advised acct   05/30/2002     1700         8592     open mkt purchase
DGF                05/30/2002    23800       120283     open mkt purchase
RS acct            05/30/2002     1000         5054     open mkt purchase
RS acct            05/30/2002     1200         6065     open mkt purchase
Sub-advised acct   05/31/2002     2000         9966     open mkt purchase
Sub-advised acct   05/31/2002     1500         7475     open mkt purchase
DGF                05/31/2002    19600        97671     open mkt purchase
RS acct            05/31/2002      900         4485     open mkt purchase
RS acct            05/31/2002     1000         4983     open mkt purchase
Sub-advised acct   06/03/2002     1200         5825     open mkt purchase
Sub-advised acct   06/03/2002     1800         8738     open mkt purchase
DGF                06/03/2002    14800        71847     open mkt purchase
RS acct            06/03/2002     2100        10194     open mkt purchase
RS acct            06/03/2002      100          485     open mkt purchase
Sub-advised acct   06/04/2002     1500         6774     open mkt purchase
Sub-advised acct   06/04/2002      100          445     open mkt purchase
Sub-advised acct   06/04/2002     2400        10838     open mkt purchase
Sub-advised acct   06/04/2002      200          891     open mkt purchase
DGF                06/04/2002     1500         6682     open mkt purchase
DGF                06/04/2002    18900        85352     open mkt purchase
RS acct            06/04/2002      200          891     open mkt purchase
RS acct            06/04/2002     2700        12193     open mkt purchase
RS acct            06/04/2002      200          903     open mkt purchase
Sub-advised acct   06/05/2002    13500        58767     open mkt purchase
DGF                06/05/2002    26100       113616     open mkt purchase
RS acct            06/05/2002     6000        26119     open mkt purchase
RS acct            06/05/2002      200          871     open mkt purchase
Sub-advised acct   06/06/2002     2400         9822     open mkt purchase
Sub-advised acct   06/06/2002     1700         7059     open mkt purchase
Sep acct           06/06/2002     4700        19235     open mkt purchase
Sep acct           06/06/2002     3300        13702     open mkt purchase
Sub-advised acct   06/06/2002     1400         5729     open mkt purchase
Sub-advised acct   06/06/2002     1000         4152     open mkt purchase
Sub-advised acct   06/06/2002     1400         5729     open mkt purchase
Sub-advised acct   06/06/2002     1000         4152     open mkt purchase
DGF                06/06/2002    21700        88807     open mkt purchase
DGF                06/06/2002    15400        63942     open mkt purchase
RS acct            06/06/2002     3900        15961     open mkt purchase
RS acct            06/06/2002     2800        11626     open mkt purchase
RS acct            06/06/2002     1300         5320     open mkt purchase
RS acct            06/06/2002     1000         4152     open mkt purchase
RS acct            06/06/2002     2900        11868     open mkt purchase
RS acct            06/06/2002     2100         8719     open mkt purchase
RS acct            06/06/2002      300         1228     open mkt purchase
RS acct            06/06/2002      200          830     open mkt purchase
Sub-advised acct   06/07/2002      500         2129     open mkt purchase
Sep acct           06/07/2002      900         3832     open mkt purchase
Sub-advised acct   06/07/2002      300         1277     open mkt purchase
Sub-advised acct   06/07/2002      300         1277     open mkt purchase
DGF                06/07/2002     4200        17882     open mkt purchase
RS acct            06/07/2002      800         3406     open mkt purchase
RS acct            06/07/2002      300         1277     open mkt purchase
RS acct            06/07/2002      600         2555     open mkt purchase
RS acct            06/07/2002      100          426     open mkt purchase
Sub-advised acct   06/10/2002      600         2414     open mkt purchase
Sep acct           06/10/2002     1300         5230     open mkt purchase
Sub-advised acct   06/10/2002      400         1609     open mkt purchase
Sub-advised acct   06/10/2002      400         1609     open mkt purchase
DGF                06/10/2002     6100        24540     open mkt purchase
RS acct            06/10/2002     1100         4425     open mkt purchase
RS acct            06/10/2002      400         1609     open mkt purchase
RS acct            06/10/2002      800         3218     open mkt purchase
RS acct            06/10/2002      100          402     open mkt purchase
Sub-advised acct   06/11/2002     1200         5115     open mkt purchase
Sep acct           06/11/2002     2400        10230     open mkt purchase
Sub-advised acct   06/11/2002      700         2984     open mkt purchase
Sub-advised acct   06/11/2002      700         2984     open mkt purchase
DGF                06/11/2002    10900        46459     open mkt purchase
RS acct            06/11/2002     1900         8098     open mkt purchase
RS acct            06/11/2002      700         2984     open mkt purchase
RS acct            06/11/2002     1400         5967     open mkt purchase
RS acct            06/11/2002      100          426     open mkt purchase
Sub-advised acct   06/12/2002      900         3788     open mkt purchase
Sep acct           06/12/2002     1800         7577     open mkt purchase
Sub-advised acct   06/12/2002      500         2105     open mkt purchase
Sub-advised acct   06/12/2002      500         2105     open mkt purchase
DGF                06/12/2002     8200        34516     open mkt purchase
RS acct            06/12/2002     1400         5893     open mkt purchase
RS acct            06/12/2002      500         2105     open mkt purchase
RS acct            06/12/2002     1100         4630     open mkt purchase
RS acct            06/12/2002      100          421     open mkt purchase
Sub-advised acct   06/13/2002      600         2454     open mkt purchase
Sub-advised acct   06/13/2002     1800         6979     open mkt purchase
Sep acct           06/13/2002     1500         5816     open mkt purchase
Sep acct           06/13/2002      500         2045     open mkt purchase
Sub-advised acct   06/13/2002      100          409     open mkt purchase
Sub-advised acct   06/13/2002      400         1551     open mkt purchase
Sub-advised acct   06/13/2002      400         1551     open mkt purchase
Sub-advised acct   06/13/2002      100          409     open mkt purchase
DGF                06/13/2002     7200        29453     open mkt purchase
DGF                06/13/2002    19500        75605     open mkt purchase
RS acct            06/13/2002      400         1636     open mkt purchase
RS acct            06/13/2002     1200         4653     open mkt purchase
RS acct            06/13/2002      800         3273     open mkt purchase
RS acct            06/13/2002     2100         8142     open mkt purchase
RS acct            06/13/2002      300         1227     open mkt purchase
RS acct            06/13/2002      900         3489     open mkt purchase
RS acct            06/13/2002      100          388     open mkt purchase


CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	June 14, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	June 14, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer